Exhibit 99.1

FOR RELEASE April 4, 2008

For more information:

William H. Hedgepeth II, President and Chief Executive Officer

billh@newcenturybanknc.com

Lisa F. Campbell, Chief Operating Officer and Chief Financial Officer

lisac@newcenturybanknc.com

(910) 892-7080

NEW CENTURY BANCORP ANNOUNCES

NEW BOARD OF DIRECTORS AND CHAIRMAN

Dunn, NC. . . Following the recent merger of New Century Bank South into New Century Bank, the holding company, New Century Bancorp (NASDAQ: NCBC – the “Company”) announced a new board of directors and a newly elected chairman, according to William H. Hedgepeth II, president and CEO of both New Century Bancorp and New Century Bank.

J. Gary Ciccone is chairman of the board, and former chairman, C. L. “Bozie” Tart, who served as chairman since the Company’s inception in 2000, will serve as vice-chairman.

Tart is chief executive officer and chairman of the board for Tart & Tart, Inc. in Dunn, NC. On his years serving as chairman for New Century Bancorp, Tart shared, “Twenty-four of us got together eight years ago to start a community bank in Dunn. I was honored they asked me to be chairman of the new bank and have enjoyed serving the bank and the community. The bank did well, quickly surpassing all of the goals that we had established. Most importantly, I believe the bank serves our communities and offers the level of service we set out to offer—a level of service our neighbors deserve from a community bank. I look forward to continuing to serve on the board, and at the same time, to having more time to spend with my family and my company.”

A native of Dunn, NC, Ciccone, a partner at Nimocks, Ciccone, & Townsend in Fayetteville, NC, has been a member of the New Century Bancorp board since 2003 and was chairman of the board of the former New Century Bank South. On his election to the chairmanship of New Century Bancorp, Ciccone said, “On behalf of the board, I wish to express appreciation to Bozie for his dedication and service over the past eight years. Under his leadership, New Century has grown from an idea to a Company of nearly $600 million in assets. We are grateful to Bozie and look forward to his continued leadership for years to come.

“I believe the future is bright for New Century. We have a strong team in place and there is tremendous potential in the markets we serve. Our plan is for New Century to be the bank that best understands and serves eastern North Carolina.”

Other members of the board include the following business and civic leaders, all of whom have served on the boards of New Century Bancorp, New Century Bank, and/or New Century Bank South:

•	T. Dixon Dickens, President, Mercedes-Benz of Fayetteville, Fayetteville, NC

•	T. C. Godwin, Jr., President, T-Mart Food Stores, Inc., Dunn, NC

•	Oscar N. Harris, CPA, Senior Partner and President, Oscar N. Harris & Associates, Dunn, NC

•	Gerald W. Hayes, Attorney, President, Hayes, Williams, Turner & Daughtry, Dunn, NC

•	William L. Hedgepeth II, President and CEO, New Century Bancorp and New Century Bank, Dunn, NC

•	D. Ralph Huff III, President, H&H Constuctors, Fayetteville, NC

•	John W. McCauley, CEO, Highland Paving Co.; Vice-President, McCauley-McDonald Investments; Fayetteville, NC

•	Carlie C. McLamb, President, Carlie C’s IGA and Carlie C’s Operation, Dunn, NC

•	Michael S. McLamb, CPA, Retired Treasurer, K&M Maintenance Services, Inc., Dunn, NC

•	Raymond L. Mulkey, Jr., President, Ray Mulkey Insurance, Inc. and Ray Mulkey Realty, Inc., Dunn, NC

•	Senator Anthony E. “Tony” Rand, North Carolina Senate Majority Leader, President, Rand & Gregory, P.A., Fayetteville, NC

•	James H. Smith, Partner, Southeastern Insurance Services; Partner, Highland Development Partners, LLC, Fayetteville, NC

•	Lyndo W. Tippett, Secretary, North Carolina Department of Transportation; Partner, Tippett, Padrick, & Bryan, Fayetteville, NC

“We are honored to have the guidance and commitment of these leaders as we work toward achieving our goals,” said Hedgepeth. “I look forward to working with them and feel confident this team will help us reach, and even exceed, the high standards we have set for the Company.”

New Century Bancorp reported total assets of $591.0 million as of December 31, 2007. New Century Bank is headquartered in Dunn and has offices in Dunn, Clinton (2), Goldsboro, and Lillington. New Century Bank South, a division of New Century Bank, is headquartered in Fayetteville and has offices in Fayetteville (2), Lumberton, Pembroke, and Raeford.

###

Stock Symbol: NASDAQ:NCBC

www.newcenturybanknc.com

The information as of and for the quarter ended December 31, 2007, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.